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                                                                    EXHIBIT 12.1



Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)


                                                                             Six Months Ended
                                                                                 30 - June
                                                                         --------------------------

                                                                            2002             2003
                                                                         ---------         --------
FIXED CHARGES
   Interest expense, net                                                 $    75.6         $   74.6
   Interest income                                                             1.0              0.2
                                                                         ---------         --------
     Interest expense, gross from continuing operations                       76.6             74.8
   Capitalized interest                                                       --               --
  Interest expense from discontinued operations                               --               --
                                                                         ---------         --------
     Total interest expense, gross(*)                                         76.6             74.8
                                                                         ---------         --------

   Interest portion of rental expense                                         14.5             15.6

   Pre-tax earnings required to cover preferred stock dividends
   and accretion                                                              33.8             27.1

                                                                         ---------         --------
   FIXED CHARGES - C&A                                                   $   124.9         $  117.5
                                                                         =========         ========

   Pre-tax income (loss) from continuing operations                      $    24.7         $   (3.9)
   Minority interest in (income) loss of affiliates                           --               --
   (Income) loss from equity investees                                        --               --
                                                                         ---------         --------
     Total                                                                    24.7             (3.9)
                                                                         ---------         --------
ADD:
   Fixed charges                                                             124.9            117.5
   Distributed income of equity investees                                     --               --

SUBTRACT:
(A) Interest capitalized                                                      --               --
                                                                         ---------         --------
   TOTAL EARNINGS                                                        $   149.6         $  113.6
                                                                         =========         ========

   RATIO OF EARNINGS TO FIXED CHARGES                                         1.20

   Dollar value of deficiency                                                                  (3.9)

   (*) - Includes amortization of debt issuance costs